EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Genesis Microchip Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-102161, 333-83170, 333-51001, 333-70469, 333-81413, 333-94235, 333-96291, 333-42862, 333-52868, 333-65700 and 333-76286) of Genesis Microchip Inc. or its predecessor, Genesis Microchip Incorporated, of our report dated April 25, 2003, except for Note 16, as to which the date is May 30, 2003, relating to the consolidated balance sheets of Genesis Microchip Inc. as at March 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2003, which report appears in the Amendment to Annual Report on Form 10-K of Genesis Microchip Inc. for the fiscal year ended March 31, 2003.

/s/    KPMG LLP

Toronto, Canada

July 29, 2003